Exhibit 21.1

Principal Subsidiaries and Variable Interest Entities of the Registrant

Principal Subsidiaries	Place of Incorporation
Molecular Data (HK) Limited	Hong Kong
Shanghai MOHUA Information Technology Co., Ltd.	PRC
Shanghai MOKAI Biotechnology Co., Ltd.	PRC
Shanghai MOCHUANG Biotechnology Co., Ltd.	PRC

Variable Interest Entities	Place of Incorporation
Jiaxing MOLBASE Information Technology Co., Ltd.	PRC
Shanghai MOLBASE Technology Co., Ltd.	PRC

Subsidiary of Variable Interest Entity	Place of Incorporation
ShaanXi MOLBASE Biotechnology Co., Ltd.	PRC